Exhibit 10.13
SELLING AGREEMENT
     This Agreement, effective as of the 28th day of December, 2007, is made by and among Merrill Lynch Life Insurance Company (“Insurer”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Distributor”), selling products listed on the attached Appendix A (hereinafter referred to collectively as “The Company”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Broker/Dealer”) and its duly licensed insurance affiliate(s), Merrill Lynch Life Agency Inc., a Washington corporation, and the corporations listed together with their respective states of incorporation on the signature pages hereof (hereinafter referred to collectively as “General Agent”).
     Where applicable, any reference in this Agreement to General Agent or the Company, while defined collectively, will be deemed to refer to the individual entity liable for the stated act.
     The Company represents that it is the issuer of those products listed on Appendix A. The Company further represents that the products and approved contracts, applications, riders, endorsement etc. (“Forms”) listed on Appendix A are, (i) properly filed and/or approved for use by each state insurance department where the product is available for sale and that the Forms comply in all material respects with applicable insurance and securities state laws, regulation notices or bulletins; and (ii) where applicable, registered under the Securities Act of 1933 and the Investment Company Act of 1940, that the registration statements and prospectuses comply in all material respects with the applicable provisions of such acts, and do not contain any untrue statement of material fact nor omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading.

     Broker/Dealer and Distributor each represent that it is registered as a broker and dealer under the Securities Exchange Act of 1934, as amended, and is a member in good standing of the Financial Industry Regulatory Authroity (“FINRA”).
     General Agent represents that with respect to Securities and Exchange Commission-registered contracts sold under this Agreement, its producers shall be registered representatives of Broker/Dealer acting in accordance with SEC No Action letter date May 21, 1975, is duly licensed and lawfully authorized to distribute any unregistered products, if available for sale under this agreement.
I. Appointment
     Subject to all the terms of this Agreement, and to the applicable state insurance and securities laws regarding licensing insurance agents, General Agent is hereby appointed by the Company to represent it and any subsidiary, agency or company designated by it in writing, only in accordance with the terms of this Agreement, in the sale of annuity products set forth in Appendix A, attached to and made a part of this Agreement and in any written amendment thereto, (hereinafter referred to as “Products” or “the Products”), in any jurisdiction in which General Agent is validly licensed and in good standing and in which the Products may be legally sold and while any applicable registration under the Securities Act of 1933, as amended, is in effect. General Agent hereby accepts such appointment. The Company and General Agent agree that this Agreement is not an exclusive Agreement and no rights of exclusivity arise here from in favor of either party. Distributor has been appointed as the principal underwriter of the registered products of Company.

II. Authorization and Responsibilities
     General Agent and Broker/Dealer is authorized to:
     A. promote, market, solicit, sell and deliver the Products, receive, and forward initial premiums thereon, and perform any other act specifically authorized by this Agreement or in writing by the Company; and
     B. designate its producers, subject to the approval of the Company, as General Agent deems necessary to conduct the General Agency business under this Agreement. Any such producers that General Agent allows to sell the Products or to whom General Agent pays commissions under this Agreement shall also be licensed and appointed as required by law and securities registered as required by law.
     C. General Agent shall notify the Company promptly upon notice of termination of any Broker. General Agent shall provide, or shall forward to Producers such document request by Company to provide, the Company with appropriate authorization to allow the Company to conduct such background and credit investigations of Producers as may reasonably be necessary or appropriate under applicable law.
III. Relationship
     General Agent shall freely exercise its own judgment as to the time, place and means of exercising authority under this Agreement. General Agent is an independent contractor and nothing in this Agreement shall create the relationship of employer and employee between the Company and General Agent and its producers and employees. Nothing contained in this Agreement shall restrict General Agent from acting as an agent or producer for other insurance companies.

IV. General
     The Company shall maintain an administrative office to which all policy applications, premiums and policy service requests shall be referred by General Agent. The Company shall designate dedicated service personnel to support General Agent’s business. The Company will accept business only from General Agent’s producers properly licensed and appointed to sell the Products for which applications are submitted by such producers. In the event that any of the Products are not approved products of General Agent prior to General Agent’s execution of this Agreement, they must be so approved prior to this Agreement’s effective date.
     General Agent will obtain and transmit promptly to the Company all applications and premiums for the Products. All premiums shall be submitted to the Company by check payable to the Company or by wire transfer directly to the Company’s designated account.
     General Agent shall provide the Company with any necessary paperwork and license information required by state insurance departments in order to appoint General Agent or designated producers with the Company and the Company shall use best efforts to forward all appointment paperwork to state insurance departments within two (2) business days of receipt of all necessary information from General Agent.
     Upon issuance of a contract, unless otherwise delivered to General Agent’s producer at General Agent’s request, the Company shall promptly deliver such contract to its purchaser by first class mail to the purchaser’s last known address of record. For purposes of this provision, “promptly” shall be deemed to mean not later than five (5) business days.

V. Unauthorized Acts
     General Agent and Producers have no authority to, and General Agent shall ensure that it and any Producer shall not: (a) make any promise or incur any debt on behalf of the Company; (b) hold themselves out as employees or affiliates of the Company unless true; (c) misrepresent, add, alter, waive, discharge, or omit any provision of the Products, the then-current prospectus for the registered Products or the underlying funds, Company produced confirmations and statements or any other Company materials; (d) give or offer to give, on the Company’s behalf, any advice or opinion regarding the taxation of any purchaser’s or prospective purchaser’s income or estate in connection with the sale or solicitation for sale of any Products,
VI. Expenses
     General Agent shall pay all expenses whatsoever connected with operating its insurance business except that the Company shall pay those expenses which it expressly assumes under this Agreement or otherwise in writing.
VII. Compliance
     A. The Company agrees that during the continuance of this Agreement it will take all action which is required for it to comply and for all Products marketed hereunder to comply, and to continue to comply with all applicable federal and state laws and regulations, and the rules and regulations of all appropriate self-regulatory organizations. The Company represents that all Products marketed hereunder as well as any prospectus for any Products marketed hereunder and all advertising or sales promotional material provided by the Company hereunder have been reviewed and approved, as applicable, by the Company’s legal and/or compliance personnel, including the Distributor’s FINRA Registered Principal.
     All parties to this Agreement each represent that during the continuation of the Agreement they will take all action which is required for them to comply with state and federal laws and regulation, and the rules and regulations of all self-regulatory organizations with respect to the sale of annuities, including variable annuities.
     B. The Company shall appoint, prior to any solicitation of the Products, all producers mutually agreed to by the parties. Such appointments shall be in any and all states where General Agent indicates a designated producer will be doing insurance business under this Agreement and shall be at the expense of the Company. Throughout the term of this Agreement, each of General Agent’s District Annuity Specialists and any other of General Agent’s insurance specialists shall be appointed at the Company’s expense in all states where such District Annuity Specialist or insurance specialist holds an insurance license and in all states included in their respective territories as designated by General Agent. The Company shall use its best efforts to appoint producers based upon electronic transmissions of licensing information from General Agent. The Company shall provide General Agent with an electronic file to the designated General Agent data center, updating the appointment status of General Agent’s designated producers on a weekly basis or as otherwise requested by General Agent. Except as otherwise specified herein, regardless of individual production, Company shall renew at the Company’s expense all appointments of General Agent’s life insurance specialists (currently District Annuity Specialists and their assistants). Further, regardless of individual production, the Company shall also renew at the Company’s expense for not less than twenty-four (24) months from their original appointment date all appointments of General Agent’s other producers.

Thereafter, the Company shall continue to renew at its expense all appointments of General Agent’s other producers who have made a sale under this Agreement within the year prior to any renewal date. Company shall not terminate or fail to renew any designated producer’s appointment for non-production without thirty (30) days prior written notice to General Agent. If Company does not renew any designated producer’s appointment for non-production, Company shall notify said producer directly and indicate said non-renewal on its daily electronic appointment file provided to General Agent.
     C. The parties understand and agree that General Agent is party to an agreement with the National Insurance Producer Registry (“NIPR”). As a result of this agreement between General Agent and NIPR, General Agent does not retain actual hard license copies for its individual producers.
VIII. Notice and Required Regulatory Reports
     A. The Company will give General Agent notice in advance of any changes made with regard to the Products marketed under this Agreement. If the decision to make changes with regard to such Products is not in response to legal or regulatory mandate, thirty (30) days prior written notice to General Agent is required.
     B. Each party shall notify the others within ten (10) days of its obtaining knowledge of any actual or impending material adverse change in its Company’s financial condition, the financial condition of any subsidiary, parent company or reinsurer, or if any published rating of the party, any subsidiary, parent or reinsurer has been or is to be lowered. Each party shall also notify the others within ten (10) days of its obtaining knowledge of any actual or impending material adverse change in the financial condition of any reinsurer if such change has or could have a material effect on the financial condition of the party or its affiliates.
     C. (1) Within twenty (20) days after the Company has sent or delivered the following reports to the pertinent regulatory agency, the Company agrees to send or furnish General Agent a copy of each such report actually filed. If the Company fails to provide such copies, the General Agent shall give notice thereof and allow twenty (20) days from date of notice to provide the requested documents.
The reports are:
(a)	The Annual Statement of the Company filed with the Company’s state of domicile.

(b)	The Quarterly Convention Statement of the Company filed with the Company’s state of domicile.
          (2) If the Company is part of an insurance holding company system under the laws of its state of domicile and subject to said laws, the Company agrees to send within twenty (20) days of delivery to the pertinent regulatory agency, copies of the following:
(a)	Any amendments to the Company’s Registration Statement.

(b)	The Company’s Annual Report describing transactions during the prior year with entities within the holding company system.

(c)	Any requests for approval filed by the Company with said regulatory agency with respect to any proposed transaction(s) between the Company and any entity within the holding company system.

(d)	If applicable, the 10K report of the Company’s parent filed with the United States Securities and Exchange Commission (“SEC”).

(e)	If applicable, the 10-Q report of the Company’s parent filed with the SEC.
     D. Each party will notify the other of any regulatory or administrative investigation or inquiry, claim, judicial proceeding or customer complaint which may affect Products marketed or services rendered under this Agreement within ten (10) days of knowledge of such, excluding, however, claims for benefits under a policy or application or contests regarding the validity, enforceability, or construction of any policy or application issued by the Company.
          (1) Within ten (10) days after receipt by either party of notice of any such customer complaint, investigation or proceeding involving General Agent or any of its Producers, the party in receipt thereof will notify the other party by forwarding a copy of all documents received in connection with the matter and will communicate to the other party additional information it deems necessary to furnish the other party a complete understanding of the same.
          (2) In the case of a customer complaint with respect to General Agent, any designated producer or any company or person affiliated with General Agent or any designated producer, the parties shall not take any final action with respect to such complaint without prior consultation with the other party involved. This Subparagraph D (2) shall survive termination of this Agreement.
          (3) For the purposes of this Agreement, the term “customer complaint” shall mean a written communication either directly from a purchaser or a purchaser’s representative or indirectly from a regulatory agency to which a purchaser or a purchaser’s representative has written expressing a grievance. Further, for purpose of this Agreement, any oral complaints alleging misrepresentation of information or improper sales practices shall be treated as a written complaint.
     Each party agrees to cooperate fully with the other in any regulatory investigation, administrative or judicial proceeding or customer complaint regarding products marketed or services rendered under this Agreement. This Subparagraph D(4) shall survive termination of this Agreement.
     Each party shall bear its own cost and expenses in complying with any regulatory investigation, administrative or judicial proceeding, customer complaint, or regulatory or self-regulatory requests, subject to any right of indemnification that may be available pursuant to Section XXIII of this Agreement.
     E. Distributor agrees that it shall act as Broker/Dealer’s agent in providing customer confirmations pursuant to Rule 10b-10 under the Securities Exchange Act of 1934, as amended the (“1934 Act”) and shall confirm or cause to be confirmed to customers of Broker/Dealer all contract transactions, as and to the extent legally required. Distributor either directly or through the services of the Company shall maintain as agent for Broker/Dealer in compliance with Rules 17a-3 and 17a-4 under the 1934 Act all books and records concerning such customer confirmations.
     F. If applicable, Company shall confirm to General Agent either electronically or in writing any change in interest rates for new contracts, additional premiums or renewals as soon as Company becomes aware or receives notice of any such change. At all times Company shall provide General Agent with access to current interest rates for Products marketed under this Agreement.
     G. All communications under this Agreement shall be in writing and shall be mailed by certified mail, postage prepaid, sent by recognized overnight courier service, or transmitted by facsimile, with receipt confirmed by the transmitter via telephone within twenty-four (24) hours of transmission, provided a duplicate copy thereof is mailed by certified mail or sent by courier service, as indicated above;
(1)	if to General Agent, to:
Merrill Lynch Life Agency Inc.
1700 Merrill Lynch Drive, 3rd Floor
Pennington, New Jersey 08534
Attention: Lori Caracappa
with a copy to:
Merrill Lynch Insurance Group, Inc.
1700 Merrill Lynch Drive, 3rd Floor
Pennington, New Jersey 08534
Attention: Barry Skolnick, Senior V.P. & General Counsel
(2)	if to the Company, to:
Merrill Lynch Life Insurance Company
4333 Edgewood Road NE
Cedar Rapids, IA 52499
Attention: President and Division General Counsel
     Notice will be deemed to have been effected once the certified mail or courier package has been delivered or once receipt of the facsimile has been confirmed in accordance with instructions, above.
     Either party may change the address indicated herein by written notice to the other.

     H. For the purposes of this Agreement, the term “days” shall refer to calendar days unless otherwise specifically indicated.
IX. Litigation
     Each party shall use its best efforts to give reasonable notice of any legal proceedings against a third party regarding or affecting Products marketed or services rendered under this Agreement except in the case of any legal proceeding instituted against a customer of General Agent, Company agrees to provide ten (10) days prior notice.
X. Limitation
     A. To the extent permitted by law, the Company has the right to reject any applications or premiums received by it and to return or refund to an applicant such applicant’s premium. In the event that the Company rejects an application, it will return any premium paid by the applicant to such applicant and will promptly notify General Agent and producer of such action. In the event that a purchaser exercises his or her “free look” right under a Product, any amount to be refunded will be so refunded to the purchaser by the Company.
     B. Subject to Section VII(A) hereof, the Company may limit the amount and type of contract it shall distribute or issue and the amount of premium or deposit it shall accept.
XI. Territory, Withdrawal of Business and Policy Forms
     The Company, upon thirty (30) days prior written notice to General Agent, may stop doing business in any state or territory or withdraw any Products from sale by General Agent. The foregoing notwithstanding and in the sole discretion of the Company, the Company may immediately suspend the sale of any Products and may immediately cease doing business in any state upon notice to General Agent when such suspension or such cessation of business is in response to regulatory authority. The Company may additionally resume the use of Products at any time upon thirty (30) days prior written notice to General Agent, or such lesser period of time as agreed to by General Agent. In such event, the Company shall specifically advise General Agent of any modifications or changes to the resumed Products and provide General Agent with complete copies of any changed forms at the time notice is given to resume sales of the Products.
XII. Compensation
     A. The Company will pay General Agent compensation hereunder as provided in the Commission Schedule attached to and made a part of this Agreement for sale during the term of this Agreement. Compensation will be paid on premiums received by the Company for issued Products which are produced in accordance with this Agreement and are accepted by the proposed owners, and are not refunded during any “free look” period required by law or permitted under a Product. The Insurer is solely responsible for the payment of all commissions under this Agreement. Distributor’s liability, if any, for commissions is limited solely to proceeds of commissions received from Insurer.
     The Company may alter or amend the Commission Schedule for all Products upon thirty (30) days prior written notice to General Agent and the issuance of a new Commission Schedule. Changes or amendments to the rate of compensation payable on premiums or on asset-based compensation become effective for Products issued on or after the effective date of such changes unless otherwise agreed to in writing by General Agent and the Company. Changes or amendments to the rate of compensation payable on premiums or asset-based compensation will not apply to Products issued prior to the effective date of such change, unless otherwise agreed in writing by General Agent and the Company. Changes or amendments to the Commission Schedule that do not relate to rate of compensation may be applied to Products issued prior to the effective date of the change.
     Initial and trail commissions are payable to General Agent when earned under the applicable Commission Schedule. The terms of said Commission Schedule notwithstanding, all commissions or other compensation payable based on the production of designated producers hereunder shall be paid and reported only to General Agent.
     B. The Company will send electronically a Statement of Account referencing all compensation payable hereunder for the preceding week to General Agent on a daily basis. Any and all compensation payable hereunder will be paid only to General Agent, on an automated basis, each day.
     C. With respect to commissions or compensation owed by the Company or any affiliate to the General Agent, the Company shall have the right to set off against such amounts any chargebacks payable by the General Agent under this Agreement, to the extent permitted by applicable law.
     D. Producers shall have no interest in this Agreement or right to any commissions to be paid by the Company to General Agent. General Agent shall be solely responsible for the payment of any commission or consideration of any kind to producers.
     E. General Agent shall be solely responsible under applicable tax laws for reporting of compensation paid to producers and for any withholding of taxes from compensation paid to producers, including, without limitation, FICA, FUTA, and federal, state and local income taxes.

     F. This Section XII shall survive termination of this Agreement.
XIII. Books, Records
     A. Each party hereto shall have the right, during normal business hours and upon ten (10) days prior written notice, to audit and inspect the books and records of the other party relating solely to the business contemplated by this Agreement. Such books and records will be complete and available for review at each party’s business offices in a good and legible condition for a period of three (3) full calendar years after the year of termination of this Agreement, or longer if required by applicable federal or state law or regulation, during which time this audit right shall continue.
     B. The Company shall furnish General Agent with all necessary forms required by applicable SEC and state insurance regulations, such as replacement analysis forms, disclosure material etc. required for use in connection with the sale of the Products.
     C. The Company shall furnish General Agent with in-force current customer data and contract information through electronic means in a manner and format as specified in Appendix B.
     D. Any unused contracts, forms, applications and other supplies furnished by the Company to General Agent shall always remain the property of the Company and shall be accounted for and returned to the Company or destroyed by General Agent on demand.
     E. The Company will provide General Agent, on at least a quarterly basis, with the following statistical information: dollar amount of business generated; number and accumulated value of contracts in force and number and dollar amount of surrenders to date.

XIV. Product Names
     A. The Company hereby represents and warrants that the Company, together with its affiliates, has exclusive right, title and interest in all Products’ names.
     B. The Company shall indemnify and defend General Agent from and against any and all claims (including the costs of reasonable attorneys’ fees, investigation and defense of such claims) relating to General Agent’s use hereunder of any Products’ names.
     C. Each party shall notify the other promptly in writing of any and all allegations or claims by others of which it may become aware that the use of any Products’ names infringes any trademark or service mark, violates any property right of a third party, or violates or is contrary to any law, regulation, order, consent, or the like. The Company shall notify General Agent of the settlement or outcome of any such claim or suit.
XV. Customer and Producer Confidentiality
     The Company agrees that the names and addresses of all customers and prospective customers of General Agent, of General Agent’s parent company and of any affiliated company as well as the names, address and any information of all Producers of General Agent which may come to the attention of the Company or any company or person affiliated with the Company as a result of this Agreement are confidential. Such customer or producer information shall not be used, without the prior written consent of General Agent, by the Company or any company or person affiliated with the Company for any purpose whatsoever except as may be necessary in connection with the administration and servicing of products sold by or through General Agent.
     In no event shall the names and addresses of such customers and prospective customers and Producer information that constitute confidential information under this Agreement be furnished by the Company to any other company or person including, but not limited to: (1) any of such company’s managers, agents or producers which are not designated producers of General Agent; (2) any company affiliated with the Company or any manager, agent or producer of such company; or (3) any securities broker-dealer or any insurance agent affiliated with such broker-dealer other than Merrill Lynch, Pierce, Fenner & Smith.
     The Company agrees that neither the Company nor any company or person affiliated with the Company shall solicit directly any customers whose names constitute confidential information pursuant to this Section. Notwithstanding the foregoing, Company reserves the right to contact customers or Producers for purpose of conversation of existing annuity or life insurance policies. Further, the parties understand that the Company or its affiliates may, from time to time, conduct general and untargeted solicitations of investments, insurance or annuity products using its own information or other publicly available information, but not the customers’ information. Such general untargeted solicitations may incidentally include General Agent’s customer and shall not be considered a breach of this Section provide that the Company or its affiliates received Customer Information from a third party or independently and not in any way as a result of the its relationship hereunder. The Company shall keep Customer Information separate and secure under this Agreement.
     The intent of this paragraph is that the Company shall not utilize, or permit to be utilized, its knowledge of General Agent, of its parent company or of any affiliated companies or of the customers of any of the foregoing for the solicitation of sales of any products or services.
     This Section XV shall survive termination of this Agreement.

XVI. Gramm-Leach-Bliley Compliance
     The parties hereby acknowledge that they are subject to the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., (“GLBA”), to which regulations the parties are required to obtain certain undertakings from each other with regard to the privacy, use and protection of nonpublic personal financial information of Broker/Dealer’s and/or General Agent’s clients or prospective clients or Company’s insureds or prospective insureds. Therefore, notwithstanding anything to the contrary contained in this Agreement, the parties agree that: (1) they shall not disclose or use any Client Data except to the extent necessary to carry out their obligations under this Agreement and for no other purpose, (2) they shall not disclose Client Data to any third party, including, without limitation, their respective third party service providers except to the extent necessary to carry out their obligations under this Agreement and then only with an agreement in writing from the third party to use or disclose such Client Data only to the extent necessary to carry out their respective obligations under this Agreement and for no other purposes, (3) they shall maintain, and shall require all third parties approved under subsection (2) to maintain effective information security measures to protect Client Data from unauthorized disclosure or use, and (4) they shall provide each other with information regarding such security measures upon the reasonable request of the other party and promptly provide the other with information regarding any failure of such security measures or any security breach related to Client Data. The obligations set forth in this Section shall survive termination of the Agreement. For the purposes of this Agreement, Client Data means the nonpublic personal information (as defined in 15 U.S.C. § 6809(4)) of the parties’ clients or prospective clients or insureds or prospective insureds received by the other party in connection with the performance of its obligations under the Agreement, including, but not limited to (I) an individual’s name, address, e-mail address, IP address, telephone number and/or social security number, (II) the fact that an individual has a relationship with the other party and their parents, affiliated or subsidiary companies, or (III) an individual’s account information.
     The parties acknowledge that each of them may be under a separate duty to effect compliance with the GLBA. The parties shall use their best efforts to coordinate their actions in the performance of the actions contemplated by this Agreement so as to ensure both compliance with GLBA and avoid conflicts among themselves.
XVII. Anti-Money Laundering
     Broker/Dealer acknowledges that it has in place procedures to comply with all applicable provisions of the USA PATRIOT Act, including: (a) the requirement for an anti-money laundering program; (b) the requirement for a Customer Identification Program (CIP); (c) the requirement to file suspicious activity reports; and (d) that Broker/Dealer has an ongoing training program on products subject to Anti-Money Laundering regulations for its affiliated registered representatives and will produce documentation of specific registered representatives upon request.
     Broker/Dealer will not knowingly sell any product issued by the Company to: (1) any investor listed on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of prohibited persons, entities, and countries, or (2) a foreign shell bank, as defined in the USA PATRIOT Act.
     Broker/Dealer, General Agent and the Company each agree that, if authorized by law to do so, each may choose to share information with one another pursuant to Section 314 of the USA PATRIOT Act as to matters for which such sharing is permitted.

     Company has developed and implemented Anti-Money Laundering procedures in accordance with applicable laws and regulations. General Agent shall use reasonable efforts to support Company with such procedures. Notwithstanding the foregoing, General Agent acknowledges that Company will rely on General Agent to have in place appropriate AML and CIP procedures and controls as specified above, and to follow such procedures and controls in connection therewith relating to the sale of Company’s products.
XVIII. Advertising Approval
     A. The Company agrees that it will make available to General Agent for General Agent’s review and prior approval any advertising or sales promotional material to be sent to or used by General Agent’s designated producers, employees, representatives, and/or customers which relates to the sale of the Products, at least thirty (30) days prior to the scheduled release of such information or material directly to General Agent’s designated producers, employees, representatives, and/or customers. Such material shall have been reviewed and approved by the Company’s legal and/or compliance personnel, including a FINRA Registered Principal, as applicable. Such material will not be released to General Agent’s designated producers, employees, representatives, and/or customers without General Agent’s approval. The Company shall maintain product-specific advertising or sales promotional materials on an up-to-date basis and shall promptly notify General Agent when any previously- approved materials are withdrawn or are no longer accurate.
     B. General Agent agrees that neither it nor its designated producers or employees shall use in any way create, print, publish, disseminate, or otherwise make available to its designated producers, employees or customers any press release, advertising or sales promotional material which refers to the Company (or any affiliate thereof) or Products or contains any of the Company’s trademarks without the prior consent of the Company. The consideration for and the giving of such Company approval shall apply to each specific request and shall not be construed to have applied to any subsequent materials or programs.
     The provision of Products and Sales Material to General Agent, or sales material referring to the General Agent, shall not provide the receiving party with any license to use any tradenames, trademarks, service marks or logos or proprietary information of the providing party, except to the extent explicitly allowed in writing by the providing party necessary to carry out the purposes of this Agreement.
     C. The Company agrees that neither it nor its agents, or employees shall use in any way, print, publish, disseminate, or otherwise make available to its agents, employees, or customers any press release, advertising or sales promotional material which refers to General Agent or contains any of General Agent’s trademarks without the prior consent of General Agent.
     D. “Advertising or Sales Promotional Material” for the purpose of this contract shall include:
(1)	printed and published material, audiovisual material, billboards and similar displays, descriptive literature used in direct mail, newspapers, magazines, radio and television scripts;

(2)	descriptive literature and sales aids of all kinds including but not limited to circulars, leaflets, booklets, marketing guides, seminar material, computer print-outs, depictions, illustrations and form letters;

(3)	material used for the training and education of designated producers which is designed to be used or is used to induce the public to purchase or retain Products; and

(4)	prepared sales talks, presentations and material for use by designated producers.
     E. Any sales or promotional materials developed by one party and delivered to the other will be owned solely by the party that developed the materials.
     F. Any unused materials furnished by one party to the other shall always remain the property of the party who furnished such materials and shall be accounted for and returned to the owner on demand.
XIV. Software
     From time to time the Company may develop and make available to General Agent computer software or related materials (“Software”) in magnetic, written, or other form, to be used in connection with the sale of the Products. The Company hereby grants General Agent a non-exclusive royalty-free license to use any such Software. The Company warrants that all such Software is and shall remain its exclusive property, free from all third party claims. The Company shall indemnify and defend General Agent from and against any and all losses or claims (including the costs of reasonable attorneys’ fees, investigation and defense of such claims) relating to General Agent’s non-exclusive, royalty-fee, license to use such Software. General Agent agrees not to use such Software for any purpose except for which it was provided and not to copy such Software except as required to perform its obligations hereunder, nor to generate or obtain written copies of Software supplied in magnetic form and to return all such Software and all copies upon demand or upon written termination of this Agreement.
     The Company represents, warrants, and covenants that (i) all Software shall be free from significant programming errors and defects; and (ii) all Software (and all updates thereto) shall be delivered free of any “worm”, “virus”, “lock out”, or “self destruct” devices, as such terms are understood in the computer industry.
     This Section XIV shall survive termination of this Agreement.
XX. Training
     The Company will, at its own costs, provide the necessary personnel to provide training sessions to General Agent’s employees and representatives in order to familiarize them with the Products and to introduce new Products to be marketed hereunder. The Company will provide additional initial training as mutually agreed to by General Agent and the company at General Agent’s Jacksonville, Florida location to General Agent’s licensing, commission and marketing operations. Training sessions shall be conducted thereafter at locations as mutually agreed between the parties on at least a semi-annual basis, or as otherwise mutually agreed between the parties.
XXI. Processing Standards
     The Company will implement reportable processing standards with regard to supporting new business and in-force servicing of General Agent’s business. During and after the term of this Agreement, the Company shall use its best efforts to meet processing standards as identified in Appendix C for business sold under this Agreement. During the term of this Agreement, the

Company shall measure and report to General Agent, as reasonably requested, actual performance against these standards.
XXII. Amendment; Assignment
     This Agreement may be amended, modified or waived, in whole or in part, only by a writing signed by the party against whom enforcement thereof is sought. This Agreement may be assigned by either party only with the prior written consent of the other party. This Agreement shall be binding on the parties’ respective successors and assigns.
XXIII. Indemnification
     A. The Company shall indemnify and hold General Agent, its officers, employees and agents harmless against all civil liability, including attorneys’ fees and costs of investigation and defense incident thereto arising as a result of errors, omissions, negligence, misrepresentation, fault, wrongful action or breach of any representation or warranty by the Company, its affiliates, agents (other than General Agent), or any officer, director or employee of the Company or said affiliates or agents (including) but not limited to (i) providing any unauthorized sales material or any verbal or written misrepresentations or any unlawful sales practices concerning the products by company’s employees or company’s agents to General Agent, (ii) failure to provide adequate disclosure including, but not limited to tax disclosure, concerning the Products or to properly administer the Products and (iii) failure to comply with any applicable federal law or regulation, state law or regulation, administrative or exchange rule or regulation, or rule of any applicable self-regulatory organization) in the performance of obligations hereunder.

     B. General Agent shall indemnify and hold the Company, its officers and employees harmless against all civil liability, including attorneys’ fees and costs of investigation and defense incident thereto arising as a result of errors, omissions, negligence, misrepresentation, fault or wrongful action of General Agent or its affiliates, or of any officer, director, employee of General Agent or sales persons associated with General Agent including but not limited to (i) any unauthorized use of sales materials or any verbal or written misrepresentations or any unlawful sales practices concerning the Products by General Agent, its agents, employees, or representatives; (ii) claims for commissions, services fees, development allowances, reimbursements, or other compensation or remuneration of any type relating to any Broker or former Broker or relating to any employee General Agent or any of its Broker; (iii) failure to comply with any applicable federal law or regulation, state law or regulation, administrative or exchange rule or regulation, or rule of any applicable self-regulatory organization, in the performance of obligations hereunder.
     C. This Section XXIII shall survive the termination of this Agreement.
XXIV. Arbitration
     A. Any and all disputes arising under this agreement shall be settled by arbitration in New York City, NY or such other place as may be mutually agreed upon by the parties, under the then current rules of the American Arbitration Association, and judgment may be entered upon the award in any court of competent jurisdiction. The arbitration will be determined by one neutral arbitrator mutually agreed to by each party. If the parties fail to appoint an arbitrator on a timely basis or are unable to agree on the choice of an arbitrator on a timely basis, any one of the parties may apply to the America Arbitration Association to appoint a neutral arbitrator to sit and hear the arbitration.
     B. The determination of the arbitrators shall be final and binding on all parties to the extent that arbitrator(s) do not exceed their statutory authority. The costs of arbitration shall be equally borne by the Company and General Agent provided, however, that the arbitrators may assess one party more heavily than the other for these costs upon a finding that the party did not make a good faith effort to settle the dispute informally when it first arose. Each party hereto hereby waives the right to a trial by either a jury or a court, including but not limited to a trial of any issue concerning the validity of this section and the right of appeal from the arbitrator’s award. Each party waives any claim to recover punitive damages and non-compensator damages against the others.
XXV. Termination
     A. Termination
     After the initial annual term of this Agreement, it may be terminated at any time, with or without cause, by either party upon ninety (90) days prior written notice of such termination to the other party. This Agreement will additionally terminate automatically without notice: (1) if either party ceases to exist (this shall not apply to General Agent unless all of the separate corporations referred to collectively as General Agent cease to exist) or either party becomes bankrupt or insolvent; (2) if this Agreement is assigned by either party without the consent of the other party, voluntarily or involuntarily; (3) as to any Products, if the Company ceases to issue such Products pursuant to the terms of this Agreement or if General Agent provides the Company with written notice that it will no longer market such Products; and (4) in any jurisdiction in which either the Company or General Agent no longer has all necessary licenses to perform its duties under this Agreement. Should either party lose a license to perform its duties hereunder, said party shall promptly advise the other.
     B. Consequences of Termination
     In the event of termination, compensation on business previously written hereunder, or business submitted to the Company through General Agent prior to the date of such termination and then issued, shall be payable as it becomes due in accordance with the terms of this Agreement. No new applications shall be submitted by General Agent and General Agent shall return or destroy all property of the Company unless otherwise agreed between the parties. If such property is destroyed, General Agent shall furnish the Company with written verification. Each party will promptly pay the other any fees, commissions, or other monies owed hereunder, and all obligations of each party to the other shall terminate other than as specifically otherwise indicated herein. Outstanding initial and subsequent compensation shall be paid in the event of termination as indicated below:
          (1) Initial Premiums. All commissions, trails, overrides and allowances for Products in the process of delivery, or for Products which may be subsequently issued on applications then pending, shall be payable to General Agent according to the applicable compensation schedules in effect at the time the properly completed application was submitted.
          (2) Subsequent Payments. All commissions, trails, overrides and allowances shall be payable to General Agent, unless otherwise prohibited by law, according to the applicable compensation schedules in effect at the time the contract was issued.

     In the event of termination, the Company shall continue to provide General Agent with current customer information regarding continued in-force business pursuant to Section XIII (C).
XXVI. Market Timing
     Market timing is against Broker/Dealer’s policy. The Company and Broker/Dealer mutually agree to notify the other immediately should it suspect market timing activity in any contracts sold under this Agreement. The parties acknowledge that each of them may be under a separate duty to effect compliance with legislation and regulation regarding market timing activities. The parties shall use their best efforts to conform and coordinate their actions under, and interpretations of, their respective polices and procedures in the performance of the actions contemplated by this Agreement so as to ensure both compliance with such legislation and regulation, and avoid conflicts among themselves. The Company reserves the right to reject any purchase orders submitted by any parties whom (or whose clients) Company determines to be engaging in market timing activity but only upon consultation with General Agent.
XXVII. Waiver
     Forbearance, neglect or failure of either party to enforce strict compliance with any or all provisions of this Agreement shall not waive any such provision or release the other party hereto in any way. A waiver of a past act or circumstance shall not constitute or be a course of conduct or waiver of any subsequent action or circumstance.
XXVIII. Complete Agreement
     This Agreement, together with its attachments, contains the entire Agreement between the parties concerning any transactions entered into on or after the date hereof and replaces and supersedes all other Agreements (written and oral) between the parties with regard to the subject matter. General Agent and Company hereby acknowledge that they have not relied upon any representations other than the representations expressly by contained within this Agreement.
XXIX. Miscellaneous
     A. This Agreement incorporates by reference all of its attachments and their terms and conditions. In the event of a conflict between the terms and conditions of this Agreement and any of its attachments, the terms and conditions of the Agreement shall govern.
     B. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     C. This Agreement shall be construed and enforced according to the laws of the State of New York.
     D. For convenience, this instrument may be executed in one or more counterparts, each of which shall be deemed in all respects an original.

     IN WITNESS WHEREOF, the Company and General Agent have caused this instrument to be signed by their duly authorized officers effective as of the day and year first above written.

Merrill Lynch Life Insurance Company		Merrill Lynch, Pierce, Fenner & Smith, Incorporated

By:	/s/ Ronald L. Ziegler	By:	/s/ Barry G. Skolnick
	Name: Ronald L. Ziegler		Barry G. Skolnick
	Title: SVP		First Vice President

Date: December 28, 2007		Date: December 28, 2007

Merrill Lynch Life Agency Inc.	Merrill Lynch Life Agency Inc.
A Montana Corporation	An Puerto Rico Corporation
13-2910703	13-3113174

Merrill Lynch Life Agency Inc.	Merrill Lynch Life Agency Inc.
A Washington Corporation	A Virgin Islands Corporation
13-2808480	13-3072924

By:	/s/ Mark T. Buchinsky
Mark T. Buchinsky
Vice President

Date:	December 28, 2007

Appendix A —
Available Products & Commission Schedule
(As of 03/03)
Gross compensation paid to Merrill Lynch Life Agency is confidential and must not be disclosed to wholesalers or Financial Advisors.
B-Share & Bonus (upfront)

Ages	Upfront	Trails
0-80	5.25%	.45% in CDSC; .50% post CDSC
81-85	2.75%	.45% in CDSC; .50% post CDSC
86-90	1.75%	.45% in CDSC; .50% post CDSC
B-Share & Bonus (level)

Ages	Upfront	Trails
0-80	1.20%	1.20% yrs 2-3; 1.0% yrs 4+
81-85.75%		.75% yrs 2+
86-90.75%		.75% yrs 2+
C-Share

Ages	Upfront	Trails
0-80	1.20%	1.20%
81-85.75%		.75%
86-90.75%		.75%
L-Share

Ages	Upfront	Trails
0-80	2.75%	1.00%
81-85	1.60%	1.00%
86-90.80%		.80%
•	Chargebacks on surrenders for all Variable Annuities: 100% months 0-6, 50% months 7-12

•	Trails paid monthly within 10 business days after month end.

•	Consistent age breaks as noted above

Appendix B — Communication and Data Exchange Standards
Company will provide electronic means for data communication with General Agent in a mutually agreed upon manner and form as set forth herein.
Depository Trust & Clearing Corporation (“DTCC”) Interface
The parties intend that the DTCC Insurance Processing System (IPS) Commissions, Positions and Financial Activity interfaces will be used to transmit inforce policy/contract values and commission information to General Agent on a daily basis.
The DTCC IPS and the electronic file formats defined by that system, shall be used by all companies for the transmission of information to the General Agent on a daily basis. Company shall also support additional functions, such as daily Licensing and Appointments and Electronic Applications using the DTCC processing capability. Settlement of cash associated with transactions processed through the DTCC system will be made using the money settlement services of the DTCC.
Electronic Order Entry for New Annuity Sales
General Agent requires that Company issue all new annuity contracts and accepts subsequent premium transactions based upon the electronic transmission of an electronic order entry system in accordance with General Agent specifications. The parties intend that the AnnuityNet system will be used to transmit new annuity contracts and subsequent premium transactions.
Appointment Processing
General Agent requires that the appointment process between the Jacksonville servicing location and the Company home office be automated via the DTCC Licensing and Appointment interface prior to introducing the Company into the General Agent distribution channel.
Daily files need to be sent via the DTCC Licensing and Appointment interface.
Commissions Processing
Daily electronic feed of all commissions payable to General Agent provided via DTCC interface.
In-force Policy/Contract Information/Financial Activity Reporting & Positions
Daily Feed of in-force policy/contract information/positions provided via the DTCC Financial Activity Reporting (FAR) and Positions interface.

Scrub Files
General Agent requires Company to receive a monthly electronic feed of ML account numbers and associated agents for all inforce business provided via a download file. Company will implement a monthly upload of this data into their systems no less than five business days upon receipt.
E-Mail Connectivity
E-mail connectivity is required between the Company and General Agent through a standard Internet process. Both parties will provide appropriate e-mail addresses.
Future Enhancements
If Company has a website that is accessible by producers that contains pending and inforce policy information, Company shall design a separate home page for access by the General Agent and its designated producers. The technological, security protection and access specifications as well as the aesthetic considerations of this General Agent home page will be dictated by General Agent. Company shall employ all appropriate measures to ensure that this separate home page is accessible only to General Agent and its designated producers as dictated by General Agent and inaccessible to any unauthorized third party. This General Agent home page will contain links to the following sections of the Company’s website: General Agent-approved policy forms and marketing materials, pending case status, inforce policy information, state availability grids/charts, producer licensing status and underwriting requirements. Access to pending case status and inforce policy information shall be limited on a producer-level basis, with full access being granted to General Agent home office staff. Company shall employ all encryption methods required by General Agent in connection with accessing and transmitting information.

Appendix C
Customer Service Standards

Processing Transaction	Description	Start Date	End Date	Processing Standard

Fund Transfers	The contract owner requests reallocation of contract value of funds within the variable annuity	The day Company receives a request to reallocate funds within the variable annuity	The day Company service representative finalizes request and notifies the client	Same day of receipt of request in good order

Surrenders	The contract owner terminates the contract	The day Company receives a request to cancel the contract and begins to analyze for client	The day Company service representative mails or wires funds to client	Same day of receipt of request in good order

Annuity Contract Issuance	The contract owner requests new contract	The day Company receives documentation and new money in good order	The day Company mails issued contract to the client	Same day of receipt of request in good order

External 1035	The contract owner requests external exchange	The day Company receives an exchange request and begins to analyze for client	The day Company service representative finalizes request and notifies the client	5 business days from receipt or request in good order

Beneficiary Changes	The contract owner requests a change of beneficiary	The day Company receives a request and begins to analyze for client	The day Company service representative finalizes request and notifies the client	4 business days from receipt of request in good order

Owner Name Changes	The contract owner requests a change of owner or name	The day Company receives a request and begins to analyze for client	The day Company service representative finalizes request and notifies the client	5 business days from receipt of request in good order

Address Changes	The contract owner reports a change of mailing address	The day Company receives a request by mail or phone	The day Company service representative processes request	3 business days from receipt of request in good order

FA Changes	The contract owner or ML requests a change in FA number	The day Company receives a request by mail or phone	The day Company service representative processes request	5 business days from receipt of request in good order

Processing Transaction	Description	Start Date	End Date	Processing Standard

ML Account Number Changes	The contract owner or ML requests a change in ML account number	The day Company receives a request by mail or phone	The day Company service representative processes request	5 business days from receipt of request in good order

Client Service Phone Standards	The contract owner or ML contacts the Company service representative by phone	When call is received at Company	When call is ended at Company	98% of call answered 80% answered within 30 seconds 80% point of call resolution

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